Update from the Independent Trustees of the Janus Funds

September 29, 2003

Dear Janus Shareholder,

Several mutual fund companies, including Janus Capital, were mentioned, although not named as defendants, in a complaint filed by the New York Attorney General in connection with his investigation into the trading practices of the mutual fund industry.

I am writing to you on behalf of the six Independent Trustees of the Janus Funds to update you on the preliminary steps that we’re taking to determine what happened, how it happened, and how Janus Capital can best protect against discretionary frequent trading in the future.

We have met nine times this month to address these matters. Based on our review to date, we have taken the following actions:

•	Retained auditing firm Ernst & Young LLP to advise us and our counsel on any effects of frequent trading on the Janus Funds, and to assist in developing additional procedures to discourage, restrict, and detect frequent trading on a go forward basis.

•	Directed PricewaterhouseCoopers LLP, the Funds’ independent auditors, to review the scope of future audits.

•	Accelerated the review of other measures that Janus Capital employs to limit frequent trading, such as fair-value pricing.

Janus Capital has previously announced that they will return all management fees they earned on any discretionary timing arrangements. And, to the extent that any Fund shareholders were adversely affected by these arrangements, Janus Capital has stated they will ensure that all investors are made whole.

We appreciate your continued loyalty and support.

Sincerely,

Dennis B. Mullen
Lead Independent Trustee